EXHIBIT 99.1

ZW Data Action Technologies Reports First Quarter 2023 Unaudited Financial Results

BEIJING, May 22, 2023 (GLOBE NEWSWIRE) -- ZW Data Action Technologies Inc. (Nasdaq: CNET) (the "Company"), an integrated online advertising, precision marketing, data analytics and other value-added services provider serving enterprise clients, today announced its unaudited financial results for the three months ended March 31, 2023.

First Quarter 2023 Financial Results

Revenues

For the first quarter of 2023, revenues decreased by approximately $1.34 million, or 17.5%, to $6.32 million from $7.65 million for the same period last year. The decrease in revenues was primarily attributable to the decrease in revenues from our Internet advertising and related data services business category, as a result of the peak infection of COVID-19 in China during the first fiscal quarter of 2023, which affected business of most of our small medium enterprises (“SMEs”) clients.

Cost of revenues

Total cost of revenues decreased by approximately $0.89 million, or 11.8%, to $6.63 million for the first quarter of 2023 from $7.52 million for the same period last year. The decrease in cost was primarily due to the decrease in cost related to providing Internet advertising and related data services on our ad portals, which was in line with the decrease in the related revenues.

Gross profit (loss) and gross profit (loss) margin

Gross loss was approximately $0.31 million for the first quarter of 2023, compared to a gross profit of $0.13 million for the same period last year. Overall gross loss margin rate was 5% for the first quarter of 2023, compared to a gross profit margin of 2% for the same period last year.

Operating expenses

Sales and marketing expenses was approximately $0.05 million for the first quarter of 2023, compared to $0.07 million for the same period last year. The decrease in sales and marketing expenses was mainly attributable to the peak infection of COVID-19 in China from November 2022 through February 2023, which affected a significant number of our workforce employed in our operations, and thus adversely affected our normal business activities during the first fiscal quarter of 2023.

General and administrative expenses decreased by approximately $0.62 million, or 39.8%, to $0.93 million for the first quarter of 2023 from $1.55 million for the same period last year. The decrease in general and administrative expenses was mainly attributable to the decrease in amortization of administrative assets of approximately $0.45 million and the decrease in general administrative expenses of approximately $0.47 million, as a result of the cost reduction plan executed by management and the adverse impact on our normal business activities of the peak infection of COVID-19 during the first fiscal quarter of 2023, which was partially offset by increase in allowance for expected credit losses of approximately $0.30 million.

Research and development expenses was approximately $0.02 million for the first quarter of 2023, compared to $0.07 million for the same period last year. The decrease in research and development expenses was primarily due to a reduction in headcount in our research and development department.

Operating loss

Loss from operations was approximately $1.31 million for the first quarter of 2023, compared to $1.55 million for the same period last year. Operating loss margin was 21% for the first quarter of 2023, compared to 20% for the same period last year.

Other income, net

Total other income, net was approximately $0.17 million for the first quarter of 2023, compared to $0.83 million for the same period last year. The decrease was primarily attributable to the decrease in gain from change in fair value of warrant liabilities.

Net loss attributable to CNET and loss per share

Net loss attributable to CNET was approximately $1.14 million, or loss per share of $0.16, for the first quarter of 2023. This was compared to $0.72 million, or loss per share of $0.10**, for the same period last year.

Financial Condition

As of March 31, 2023, the Company had cash and cash equivalents of approximately $1.59 million, compared to $4.39 million as of December 31, 2022. Accounts receivable, net was approximately $1.57 million as of March 31, 2023, compared to $1.75 million as of December 31, 2022. Working capital was approximately $5.55 million as of March 31, 2023, compared to $6.61 million as of December 31, 2022.

Net cash used in operating activities was approximately $0.92 million for the first quarter of 2023, compared to $0.89 million for the same period last year. Net cash used in investing activities was approximately $1.88 million for the first quarter of 2023, compared to $1.46 million for the same period last year.

About ZW Data Action Technologies Inc.

Established in 2003 and headquartered in Beijing, China, ZW Data Action Technologies Inc. (the “Company”) offers online advertising, precision marketing, data analytics and other value-added services for enterprise clients. Leveraging its fully integrated services platform, proprietary database, and cutting-edge algorithms, the Company delivers customized, result-driven business solutions for small and medium-sized enterprise clients in China. The Company also develops blockchain enabled web/mobile applications and software solutions for clients. More information about the Company can be found at: http://www.zdat.com/.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ZW Data Action Technologies Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating market demand, future capital requirements, and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ZW Data Action Technologies Inc.’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ZW Data Action Technologies Inc. will be those anticipated by ZW Data Action Technologies Inc. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ZW Data Action Technologies Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Sherry Zheng
Weitian Group LLC
Email: shunyu.zheng@weitian-ir.com
Phone: +1 718-213-7386

ZW DATA ACTION TECHNOLOGIES INC. CONSOLIDATED BALANCE SHEETS (In thousands, except for number of shares and per share data)

	March 31, 2023	December 31, 2022
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,592	$4,391
Accounts receivable, net of allowance for credit loss of $4,070 and $3,760, respectively	1,567	1,745
Prepayment and deposit to suppliers	4,390	4,567
Other current assets, net	3,327	1,610
Total current assets	10,876	12,313

Long-term investments	1,604	1,596
Operating lease right-of-use assets	1,680	1,761
Property and equipment, net	225	249
Intangible assets, net	2,964	3,264
Long-term deposits and prepayments	69	69
Deferred tax assets, net	413	406
Total Assets	$17,831	$19,658

Liabilities and Equity
Current liabilities:
Accounts payable *	$218	$205
Advances from customers *	720	739
Accrued payroll and other accruals *	266	438
Taxes payable *	3,280	3,248
Operating lease liabilities *	310	347
Lease payment liabilities related to short-term leases *	103	101
Other current liabilities *	341	437
Warrant liabilities	84	185
Total current liabilities	5,322	5,700

Long-term liabilities:
Operating lease liabilities-Non current	1,500	1,535
Long-term borrowing from a related party	127	126
Total Liabilities	6,949	7,361

Commitments and contingencies

Equity:
ZW Data Action Technologies Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 20,000,000 shares; issued and outstanding 7,174,506 shares at March 31, 2023 and December 31, 2022)	7	7**
Additional paid-in capital	62,017	62,017**
Statutory reserves	2,598	2,598
Accumulated deficit	(54,859)	(53,525)
Accumulated other comprehensive income	1,119	1,200
Total stockholders’ equity	10,882	12,297

Total Liabilities and Equity	$17,831	$19,658

* Liabilities recognized as a result of consolidating these VIEs do not represent additional claims on the Company’s general assets.

ZW DATA ACTION TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except for number of shares and per share data)

	Three Months Ended March 31,
	2023	2022
	(US $)	(US $)
	(Unaudited)	(Unaudited)

Revenues	$6,316	$7,652
Cost of revenues	6,630	7,518
Gross (loss)/profit	(314)	134

Operating expenses
Sales and marketing expenses	48	69
General and administrative expenses	932	1,548
Research and development expenses	18	68
Total operating expenses	998	1,685

Loss from operations	(1,312)	(1,551)

Other income/(expenses)
Interest income	72	46
Other expenses, net	(5)	(9)
Change in fair value of warrant liabilities	101	795
Total other income	168	832

Loss before income tax benefit	(1,144)	(719)
Income tax benefit	1	2
Net loss	$(1,143)	$(717)

Net loss	$(1,143)	$(717)
Foreign currency translation loss	(81)	(22)
Comprehensive loss	$(1,224)	$(739)

Loss per share
Loss per common share

Basic and diluted**	$(0.16)	$(0.10)

Weighted average number of common shares outstanding:

Basic and diluted**	7,174,506	7,079,962

ZW DATA ACTION TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended March 31,
	2023	2022
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(1,143)	$(717)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	322	554
Amortization of operating lease right-of-use assets	106	60
Share-based compensation expenses	35	56
Provision for allowance for credit losses	301	-
Deferred taxes	(1)	(2)
Disposal of fixed assets	3	-
Change in fair value of warrant liabilities	(101)	(795)
Other non-operating income	(72)	(45)
Changes in operating assets and liabilities
Accounts receivable	(56)	(159)
Prepayment and deposit to suppliers	171	914
Other current assets	(1)	13
Accounts payable	10	(373)
Advances from customers	(27)	(203)
Accrued payroll and other accruals	(174)	(66)
Other current liabilities	(184)	(36)
Taxes payable	(8)	7
Lease payment liability related to short-term leases	-	(42)
Operating lease liabilities	(97)	(56)
Net cash used in operating activities	(916)	(890)

Cash flows from investing activities
Repayment of short-term loans from ownership investee entities	-	13
Short-term loan to unrelated parties	(2,000)	(2,500)
Repayment of short-term loans and interest income from unrelated parties	123	1,029
Net cash used in investing activities	(1,877)	(1,458)

Cash flows from financing activities

Net cash provided by/(used in) financing activities	-	-

Effect of exchange rate fluctuation on cash and cash equivalents	(6)	(1)

Net decrease in cash and cash equivalents	(2,799)	(2,349)

Cash and cash equivalents at beginning of the period	4,391	7,173
Cash and cash equivalents at end of the period	$1,592	$4,824

**Retrospectively restated for effect of the 1-for-5 reverse stock split effective on January 18, 2023.